Exhibit 10.1

AMENDMENT NUMBER TWO TO CREDIT AGREEMENT

This Amendment Number Two to Credit Agreement (“Amendment”) is entered into as of January 27, 2017, by and among Lenders identified on the signature pages of this Amendment and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for each member of the Lender Group and the Bank Product Providers (in such capacity, together with its successors and assigns in such capacity, “Agent”) on the one hand, and eGAIN CORPORATION, a Delaware corporation (“eGain”), and the Subsidiaries of eGain identified on the signature pages hereof (such Subsidiaries, together with eGain, are referred to each, individually, and collectively, jointly and severally, as “Borrower”) on the other hand, in light of the following:

A. Borrower, Agent and the Lenders have previously entered into that certain Credit Agreement, dated as of November 21, 2014, as amended by that certain Amendment Number One to Credit Agreement, dated as of September 2, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower.  Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

B. In connection with the entry into the Credit Agreement and the other Loan Documents on the Closing Date, Agent required that the Borrower satisfy certain post-closing conditions to better perfect the Agent’s Lien, on behalf of itself and the Secured Parties, on certain Equity Interests of Borrower’s Subsidiaries (i) Exony Limited, a private limited company incorporated under the laws of England and Wales (“Exony UK”) and (ii) eGain Communications Limited, a private limited company incorporated under the laws of England and Wales (“eGain UK”), as set forth under clauses (a), (b), and (c) of Schedule 3.6 to the Credit Agreement (the “Post-Closing Condition”).  As of the date hereof, the Post-Closing Condition has not been satisfied and Borrower has requested that Agent and Lenders set forth their mutual agreement in this Amendment with respect to the treatment of the Post-Closing Condition under the Credit Agreement.

C. Borrower, Agent and Lenders desire to amend the Credit Agreement and provide a waiver with respect to the Post-Closing Condition as provided for and on the conditions herein.

NOW, THEREFORE, the parties hereby amend and supplement the Credit Agreement as follows:

1. DEFINITIONS. All initially capitalized terms used in this Amendment shall have the meanings given to them in the Credit Agreement unless specifically defined herein.
2. AMENDMENTS.
2.1 Section 2.4(e)(vi) of the Credit Agreement is hereby amended and supplemented by deleting the “.” after “required” at the end of such Section and replacing it with “;” followed by:

“provided,  further, that if the financial statements demonstrate that EBITDA as of the end of any fiscal year was less than $0, then the Leverage Ratio for such fiscal year shall be deemed to be greater than 3.00:1.00 for purposes of the prepayment required under this Section 2.4(e)(vi).

2.2 Section 7 (a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Minimum EBITDA.  On and prior to the Financial Covenant Replacement Date, achieve EBITDA, measured on a quarter-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
($900,000)	For the four quarter period ending December 31, 2016
($2,000,000)	For the four quarter period ending March 31, 2017
($4,500,000)	For the four quarter period ending June 30, 2017
($6,100,000)	For the four quarter period ending September 30, 2017
($5,100,000)	For the four quarter period ending December 31, 2017
($3,800,000)	For the four quarter period ending March 31, 2018
($3,000,000)	For the four quarter period ending June 30, 2018
($1,500,000)	For the four quarter period ending September 30, 2018
$0	For the four quarter period ending December 31, 2018
$1,500,000	For the four quarter period ending March 31, 2019
$3,000,000	For the four quarter period ending June 30, 2019
$4,000,000	For the four quarter period ending September 30, 2019

2.3 Section 7 (b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Minimum Liquidity.  Commencing as of the Second Amendment Effective Date and on and prior to the Financial Covenant Replacement Date, at all times achieve Liquidity, measured on a monthly basis, of at least $4,000,000, measured as of the last day of each calendar month.

2.4 Section 7 (d) of the Credit Agreement is hereby amended and supplemented by adding the following immediately prior to the “:”:

provided, that if the financial statements demonstrate that EBITDA as of the end of any fiscal quarter was less than $0, then the Leverage Ratio for such fiscal quarter shall be deemed to be greater than 3.00:1.00.

2.5 The definition of “Applicable Margin” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

 “Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the most recent TTM Recurring Revenue calculation delivered to Agent pursuant to Section 5.2 of the Agreement (the “TTM Recurring Revenue Calculation”); provided, that for the period from the Second Amendment Effective Date through June 30, 2017, the Applicable Margin shall be set at the margin in the row styled “Level I”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level I”:

Level	TTM Recurring Revenue Calculation	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	If the TTM Recurring Revenue is less than or equal to $45,000,000	6.00 percentage points	7.00 percentage points
II	If the TTM Recurring Revenue is greater than $45,000,000	4.50 percentage points	5.50 percentage points

Except as set forth in the foregoing provisos, the Applicable Margin shall be based upon the most recent TTM Recurring Revenue Calculation, which will be calculated as of the end of each fiscal quarter.  Except as set forth in the foregoing provisos, the Applicable Margin shall be re-determined quarterly on the first day of the month following the date of delivery to Agent of the certified calculation of the TTM Recurring Revenue pursuant to Section 5.2 of the Agreement; provided, that if Borrower fails to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level I” as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification).  In the event that the information regarding the TTM Recurring Revenue contained in any certificate delivered pursuant to Section 5.2 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin actually applied for such Applicable Period, then (i) Borrower shall immediately deliver to Agent a correct certificate for such Applicable Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the table above) were applicable for such Applicable Period, and (iii) Borrower shall immediately deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by Agent to the affected Obligations.

2.6 Clause (b)(iv) of the definition of “EBITDA” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

(iv)        depreciation and amortization for such period (but excluding amortization of deferred commissions),

2.7 Clause (b)(xii) of the definition of “EBITDA” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

(xii)       with respect to the Loan Documents and related transactions, costs, reasonable fees to Persons (other than any Borrower or any of its Affiliates), or other charges or expenses incurred in connection therewith, which are factually supportable and acceptable to Agent, up to an aggregate amount not to exceed $500,000,

2.8 Clause (b)(xiii) of the definition of “EBITDA” in Schedule 1.1 to the Credit Agreement is hereby amended and restated in its entirety as follows:

(xiii)      [reserved],

2.9 The definition of “Credit Amount” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:

“Credit Amount” means the product of (i) 0.60 times (ii) TTM Recurring Revenue calculated as of the last month for which the Credit Amount Certificate was most recently delivered pursuant to Section 5.2 of the Agreement minus the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

2.10 The definition of “Fee Letter” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:

“Fee Letter” means that certain second amended and restated fee letter, dated as of the Second Amendment Effective Date, between Borrower and Agent.

2.11 The definition of “Financial Covenant Replacement Date” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:

“Financial Covenant Replacement Date” means the first day of the fiscal quarter following the date on which the Borrowers and their Subsidiaries have achieved (both): (A)(i) a Fixed Charge Coverage Ratio equal to or greater than 1.50 to 1.00 and (ii) a Leverage Ratio of less than 2.50 to 1.00, in each case, for the immediately preceding two consecutive fiscal quarters and (B) and Borrowers would not have been in default under Section 7(d) as of the last day of the immediately preceding fiscal quarter if such financial covenants were in effect.

2.12 The definition of “Leverage Ratio” set forth in Schedule 1.1 to the Credit Agreement is hereby amended by deleting the same in its entirety and replacing such definition with the following:

“Leverage Ratio” means, as of any date of determination the result of (a) the amount of Funded Indebtedness minus the aggregate amount of Qualified Cash in an amount not to exceed a total of $3,000,000,  as of such date, to (b) EBITDA for the 12 month period ended as of such date.

2.13 Schedule 1.1 to the Credit Agreement is hereby amended by adding the following definitions to the same in the appropriate alphabetical order:

“Applicable Period”  has the meaning specified therefor in the definition of Applicable Margin.

“Second Amendment” means that certain Second Amendment to Credit Agreement dated as of the Second Amendment Effective Date.

“Second Amendment Effective Date” means January 27, 2017.

“TTM Recurring Revenue Calculation” has the meaning specified therefor in the definition of Applicable Margin.

3. WAIVER WITH RESPECT TO POST-CLOSING CONDITION AND CONSENT TO EXTENSION OF DELIVERY DATES.  Agent and Lenders agree that any Event of Default arising as a result of the failure to have satisfied the Post-Closing Condition strictly in accordance with the terms of the Credit Agreement, including, without limitation, in accordance with the time frames set forth on Schedule 3.6 to the Credit Agreement is hereby waived.  Agent and Lenders agree to extend the date by which the Post-Closing Condition is required to be satisfied to February 5, 2017, unless extended by Agent in its sole discretion.  Failure to satisfy the Post-Closing Condition by February 5, 2017, shall constitute an immediate Event of Default.  The waiver, consent, and extension set forth herein are limited to the specifics hereof, shall not apply with respect to any other facts or occurrences other than those on which the failure to have satisfied the Post-Closing Condition as of the date hereof is based, shall not excuse future non-compliance with any Loan Document (including without limitation the extension granted pursuant to this Section 3), shall not be a practical construction, course of conduct or course of performance under any Loan Document, and, except as expressly set forth herein, shall not operate as a modification, consent, waiver, or amendment of any right, power, or remedy of Agent or the Lenders, nor as a consent to, amendment or waiver of any further or other matter, under the Loan Documents.

4. REPRESENTATIONS AND WARRANTIES.  Borrower hereby affirms to Agent, for the benefit of the Lender Group, that, giving effect to this Amendment, all of its representations and warranties set forth in the Credit Agreement are true, complete and accurate in all material respects as of the date hereof (except those which specifically relate to an earlier date).

5. NO DEFAULTS. Borrower hereby affirms to the Lender Group that, giving effect to this Amendment, no Event of Default has occurred and is continuing as of the date hereof.

6. CONDITIONS PRECEDENT.  The effectiveness of this Amendment is expressly conditioned on (a) receipt by Agent of a copy of this Amendment duly executed by Borrower, Lenders and Agent, and (b) receipt by Agent of a copy of the Second Amended and Restated Fee Letter duly executed by Borrower and Agent and payment of all fees set forth therein which are due.

7. COSTS AND EXPENSES.  Borrower shall pay to Agent all of Agent’s documented out-of-pocket costs and expenses (including, without limitation, the reasonable fees and expenses of their counsel, which counsel may include any local counsel deemed necessary, search fees, filing and recording fees, documentation fees, appraisal fees, travel expenses, and other reasonable fees) arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

8. COUNTERPARTS; EFFECTIVENESS.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original.  All such counterparts, taken together, shall constitute but one and the same Amendment.  Upon the execution of a counterpart of this Amendment by each of the parties hereto and satisfaction of the conditions set forth in Section 6 hereof, it shall be deemed to be effective as of the Second Amendment Effective Date.  Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.  Any party delivering an executed counterpart of this Amendment by telefacsimile or electronic mail also shall deliver an original executed counterpart of this Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

9. FURTHER ASSURANCES.  Borrower shall execute and deliver all agreements, documents and instruments, in form and substance reasonably satisfactory to Agent, and take all actions as Agent may reasonably request from time to time to perfect and maintain the perfection and priority of the security interests of Agent in the Collateral and to consummate fully the transactions contemplated under this Amendment and the other Loan Documents.

10. EFFECT ON LOAN DOCUMENTS.

10.1 The Credit Agreement, as amended hereby, and each of the other Loan Documents, as amended as of the date hereof, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects.  The execution, delivery, and performance of this Amendment shall not operate, except as expressly set forth herein, as a waiver of, consent to, or a modification or amendment of, any right, power, or remedy of Agent or any Lender under the Credit Agreement or any other Loan Document.  Except for the amendments to the Credit Agreement expressly set forth herein, the Credit Agreement and the other Loan Documents shall remain unchanged and in full force and effect.  The consents, waivers and modifications set forth herein are limited to the specifics hereof, shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse future non-compliance with the Loan Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further or other matter under the Loan Documents and shall not be construed as an indication that any future waiver of covenants or any other provision of the Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver which may hereafter be requested by any Loan Party remains in the sole and absolute discretion of the Agent and the Lenders.

10.2 Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “therein”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

10.3 To the extent that any of the terms and conditions in any of the Loan Documents shall contradict or be in conflict with any of the terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

10.4 This Amendment is a Loan Document.

10.5 Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Amendment.

10.6 Neither this Amendment nor any uncertainty or ambiguity herein shall be construed against Agent, any member of the Lender Group, the Bank Product Providers or any Loan Party, whether under any rule of construction or otherwise.  This Amendment has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

10.7 The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

10.8 Unless the context of this Amendment clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.  The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Amendment refer to this Amendment as a whole and not to any particular provision of this Amendment.  Section, subsection, clause, schedule, and exhibit references herein are to this Amendment unless otherwise specified.  Any reference in this Amendment to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights.  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of Letters of Credit or Bank Products, providing Letter of Credit Collateralization or Bank Product Collateralization, as applicable) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of the Credit Agreement to be repaid or cash collateralized.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

11. ENTIRE AGREEMENT.  This Amendment, and the terms and provisions hereof, the Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous amendments or understandings with respect to the subject matter hereof, whether express or implied, oral or written.

12. REAFFIRMATION OF OBLIGATIONS.  Borrower hereby (a) acknowledges and reaffirms its obligations owing to Agent, the Bank Product Providers, and each other member of the Lender Group under each Loan Document to which it is a party, and (b) agrees that each of the Loan Documents to which it is a party is and shall remain in full force and effect.  Borrower hereby (i) further ratifies and reaffirms the validity and enforceability of all of the Liens and security interests heretofore granted, pursuant to and in connection with the Guaranty and Security Agreement or any other Loan Document, to Agent, on behalf and for the benefit of the Lender Group and the Bank Product Providers, as collateral security for the obligations under the Loan Documents in accordance with their respective terms, and (ii) acknowledges that all of such Liens and security interests, and all Collateral heretofore pledged as security for such obligations, continue to be and remain collateral for such obligations from and after the date hereof (including, without limitation, from after giving effect to this Amendment).

13. RATIFICATION.  Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Loan Documents effective as of the date hereof and as amended hereby.  All Obligations owing by Borrower are unconditionally owing by Borrower to Agent and the Lenders, without offset, defense, withholding, counterclaim or deduction of any kind, nature or description whatsoever.

14. RELEASE.

14.1 In consideration of the agreements of Agent and each Lender contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns and other legal representatives (Borrower and all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and each Lender, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent and each Lender and all such other persons being hereinafter referred to collectively as  “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set‑off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement or any of the other Loan Documents or transactions thereunder or related thereto.

14.2 It is the intention of Borrower that this Amendment and the release set forth above shall constitute a full and final accord and satisfaction of all claims that may have or hereafter be deemed to have against Releasees as set forth herein.  In furtherance of this intention, Borrower, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder.  Borrower, on behalf of itself and each other Releasor, acknowledges that it is familiar with Section 1542 of California Civil Code:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Borrower, on behalf of itself and each other Releasor, waives and releases any rights or benefits that it may have under Section 1542 to the full extent that it may lawfully waive such rights and benefits, and each of Borrower, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of Section 1542 and that it has been advised by its attorney as to the significance and consequences of this waiver.

14.3 Borrower, understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

14.4 Borrower, agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

15. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE.  THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 12 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

16. SEVERABILITY.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

17. ESTOPPEL.  To induce Agent to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, immediately before and after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of Borrower as against Agent or any Lender with respect to the Obligations.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first set forth above.

BORROWER:

eGAIN CORPORATION,
a Delaware corporation

By:

Name: Eric Smit
Title: Chief Financial Officer

Amendment Number Two to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent and sole Lender

By:
Name:
Title:

Amendment Number Two to Credit Agreement